EXHIBIT 99.5



                          DESCRIPTION OF NON-QUALIFIED
                                STOCK OPTION PLAN
                                       OF
                            COMSOUTH BANKSHARES, INC.


Non-qualified options granted by ComSouth Bankshares, Inc. prior to February 28, 1991 were granted by resolutions of the Board of Directors and not pursuant to a formal plan.

Options were granted on terms and conditions (including number of shares, exercise price and term of option) as were approved by the Board of Directors at the time of each grant.



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